Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Form S-1/A registration Statement of our report dated April 7, 2025, relating to our audit of the consolidated financial statements of Caring Brands, Inc. (a Nevada Corporation) as of December 31, 2024 and for the period from inception (April 24, 2024) to December 31, 2024. We also consent to the inclusion on this registration statement of our audit of the financial statements of Caring Brands, Inc. (a Florida Corporation) as of and for the year ended December 31, 2023, and for the period from January 1, 2024 to September 24, 2024, and to the reference to our firm under the caption “Experts” in this registration Statement.

/s/M&K CPAS, PLLC
The Woodlands, Texas
April 7, 2025